EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 33-59080, 333-62739, 333-138245, 333-160002, 333-206244, 333-249761, and 333-282854) on Form S-8 of our reports dated February 20, 2026, with respect to the consolidated financial statements of Minerals Technologies Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 20, 2026